OREGON STEEL MILLS, INC.


                                                          EXHIBIT 11.0

                     STATEMENT REGARDING COMPUTATION
                         OF PER SHARE EARNINGS
               (In thousands, except per share data amounts)


                                           Three Months Ended
                                                March 31,
                                           -------------------
                                            1996         1995
                                           ------       ------
Weighted average number of common
  shares outstanding                       19,422       19,407

Common stock equivalents arising
  from 598 shares of stock to be
  issued March 2003                           598          598
                                           ------       ------

                                           20,020       20,005
                                           ======       ======

Net income                                $ 6,518      $ 1,910
                                          =======      =======

Net income per share                         $.33         $.10
                                             ====         ====